ACCELERATED DEATH BENEFIT RIDER

DISCLOSURE:  THE RECEIPT OF THE  ACCELERATED  DEATH  BENEFIT
AMOUNT MAY BE  TAXABLE.  YOU  SHOULD  SEEK  ASSISTANCE  FROM
YOUR PERSONAL TAX ADVISOR PRIOR TO ELECTING THE BENEFIT.


In this  rider  "we",  "our"  and "us" mean AXA  Equitable  Life
Insurance Company. "You" and "your" mean the owner of the policy at the time an owner's right is exercised.


EFFECTIVE DATE OF THIS RIDER. This rider is effective on the Register Date of this policy. If this rider is added after issue of this policy, the effective date of this rider is shown on the Additional Benefits Rider to which it is attached.

COST OF THIS RIDER. There is no premium or cost of insurance charge for this rider.

THIS RIDER'S BENEFIT. We will pay an Accelerated Death Benefit in the amount requested by the owner, if the insured person is terminally ill, subject to the provisions of this rider. We will pay an Accelerated Death Benefit under this policy only once and in one lump sum.

The maximum Accelerated Death Benefit payment you may receive is the lesser of:

1. 75% of the death benefit payable under this policy, less any outstanding policy loan and accrued loan interest, and

2. $500,000.

The maximum aggregate amount of Accelerated Death Benefit payments that will be paid under all policies issued by us or our affiliated companies on the life of the insured person is $500,000.

For purposes of this benefit, the death benefit does not include any accidental death benefits, non-convertible term riders or convertible term riders with an expired conversion period, or any other benefits payable upon the death of any person other than the insured person under the base policy.

We reserve the right to deduct a processing charge of up to $250.00 per policy from the Accelerated Death Benefit payment.

We reserve the right to set a minimum of $5,000 on the amount you may receive under this rider.

To be eligible for this benefit you must provide satisfactory evidence to us that the insured person's life expectancy is twelve months or less. This evidence must include, but is not limited to, certification by a physician licensed to practice medicine in the United States or Canada and who is acting within the scope of such license. A physician does not include the owner, the insured person, or a member of either the owner's or insured person's family.

HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefits are subject to all terms of this rider and the policy. This rider has no cash or loan value. This rider is non-participating.

INTEREST. Interest will be charged on the amount of the Accelerated Death Benefit and on any unpaid premium we advance after an Accelerated Death Benefit payment. The interest rate at the time of the Accelerated Death Benefit payment is made will not exceed the greater of the following on such date:

1. the yield on a 90-day treasury bill; or

2. the maximum adjustable policy loan interest rate permitted in the state in which this policy is delivered.

EFFECT OF ACCELERATED DEATH BENEFIT PAYMENT ON THE POLICY. The Accelerated Death Benefit payment, plus any accrued interest, will be treated as a lien against the policy values. The amount of the lien will be pro-rated against the policy's net cash surrender value, if any, and the net amount at risk. If your policy is a variable or universal life policy, the net amount at risk is the death benefit minus the policy account, if any. If your policy is a term or whole life policy, the net amount at risk is the death benefit minus the cash surrender value, if any.

Additionally, if your policy is a variable life policy, the portion of the cash surrender value that is on lien and is allocated to investment funds of the Separate Account (SA) will be transferred to and maintained as part of the unloaned portion of the Guaranteed Interest Account (GIA). You may tell us how much of the accelerated payment is to be transferred from each investment fund. Units will be redeemed from each investment fund sufficient to cover the amount that is on lien and transferred to the unloaned portion of the GIA. If you do not tell us how to allocate the payment, we will allocate it based on our rules then in effect.

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However, if your variable policy does not have a GIA, the portion of the cash surrender value that is on lien will be transferred to and maintained in the Money Market Fund of our SA. Such transfers will occur as of the date we approve an Accelerated Death Benefit payment; there will be no charge for such transfers. The amount payable at death under the policy will be reduced by the full amount of the lien and any other indebtedness outstanding under the policy. Your access to the policy's cash surrender value will be limited to the excess of the policy's cash surrender value over the amount of the lien secured against the cash surrender value and any other outstanding policy loans and accrued loan interest.

EFFECT OF ACCELERATED DEATH BENEFIT PAYMENT ON POLICY PREMIUMS. If your policy is a term, whole life or any other fixed premium policy, premiums will be required to be paid after an Accelerated Death Benefit payment. If any premium is not paid when due, we will advance the amount of the unpaid premium and add it to the lien.

If your policy is a flexible premium variable or universal life policy, and after an Accelerated Death Benefit payment the policy at the beginning of a policy month is in default, we will advance a premium sufficient to keep the policy in force and add it to the lien.

However, if a Disability Premium Waiver Rider or a Disability Waiver of Monthly Deductions Rider is in effect under the policy, this policy's premium or monthly deductions will be waived as of the date we approve an Accelerated Death Benefit payment.

RIDER LIMITATIONS. Your right to an Accelerated Death Benefit payment is subject to the following conditions:

1. The policy must not be in the grace period.

2. The policy must be in force other than as extended term insurance.

3. For term insurance policies, there must be at least one year left before the final term expiry date.

4. You must submit a claim in writing to our Administrative Office in a form satisfactory to us.

5. Prior to the Accelerated Death Benefit payment, we will require from any assignee or irrevocable beneficiary a signed acknowledgment of agreement for such payment.

6. For joint last-to-die policies, a claim may be made under the rider only after the death of the first of the insured persons.

7. You may not be eligible for the Accelerated Death Benefit payment if we are notified that:

     a) you are required by law to elect this rider's benefit in order to meet the claims of creditor, whether in bankruptcy or otherwise; or

     b) you are required by a government agency to elect this rider's benefit in order to apply for, obtain, or keep a government benefit or entitlement.

8. You may request only one Accelerated Death Benefit payment per policy.

9. We may require examination of the insured person by our medical representatives at our expense as part of any proof to establish eligibility for benefits under this rider.

WHEN THIS RIDER TERMINATES. Prior to any Accelerated Death Benefit payment you may terminate this rider by providing written notice in a form satisfactory to us and returning the rider to our Administrative Office. The effective date of termination will be the date your request is received at our Administrative Office. Once this rider has been terminated, another Accelerated Death Benefit Rider cannot be attached to the policy.

This rider will terminate when the policy terminates. If at any time the amount of the lien equals the total death benefit, the policy will terminate. Termination will occur 31 days after we have mailed notice to the last known address of the owner, unless the full amount of the lien is repaid within 31 days of the notice.

                      AXA Equitable Life Insurance Company

/s/ Christopher M. Condron
------------------------------------
Christopher M. Condron
Chairman and Chief Executive Officer


/s/ Karen Field Hazin
---------------------------------------
Karen Field Hazin, Vice President,
Secretary and Associate General Counsel


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